UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 17, 2005

AVANT IMMUNOTHERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction	(Commission file number)	(IRS employer
of incorporation)		identification no.)

119 Fourth Avenue

Needham, Massachusetts  02494-2725

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(781) 433-0771

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 17, 2005, pursuant to and in accordance with the recommendation of the Compensation Committee, the Board of Directors of AVANT Immunotherapeutics, Inc. (the “Company”) approved full acceleration of the vesting of otherwise unvested stock options that had an exercise price of $2.00 or greater granted under the Company’s 1999 Stock Option and Incentive Plan, as amended in 2002 (the “Plan”), that were held by employees, officers and non-employee directors.  As a result of the Board of Directors’ action, such “underwater” unvested stock options became exercisable effective November 17, 2005, rather than the later dates when such options would have vested in the normal course.  This action was taken in accordance with the applicable provisions of the Plan.  The table below summarizes the outstanding options subject to accelerated vesting:

Summary of Options Subject to Acceleration

	Aggregate number of shares issuable upon accelerated stock options	Weighted average exercise price per share
Employees	164,435	$2.351

Officers
Avery W. Catlin	21,000	$2.371
Michael T. Cooke	12,000	$2.075
Taha Keilani	49,500	$2.461
Henry C. Marsh, Jr.	19,000	$2.402
	101,500	$2.386

Directors	0	n/a

Total(1)	265,935	$2.365

(1) The accelerated options represent 8.73% of the Company’s currently outstanding stock options

The decision to accelerate the vesting of these “underwater” stock options was made primarily to reduce compensation expense that otherwise would likely be recorded in future periods following the Company’s anticipated adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123R entitled “Share-Based Payment” (“SFAS 123R”). On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R which requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. SFAS 123R will require that compensation expenses associated with stock options be recognized in the income statement of the Company rather than as a footnote disclosure. The Company must recognize compensation expense related to any awards that are not fully vested as of the effective date, January 1, 2006. Upon adoption by the Company, SFAS 123R also will apply to options granted on or after January 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

Dated: November 21, 2005	By:	/s/ Avery W. Catlin
Avery W. Catlin
		Title:	Senior Vice President and Chief Financial Officer